Exhibit 23.3
Consent of Burke Capital Group, L.L.C.
     We hereby consent to the use of the form of our opinion letter to the Board of Directors of Vision Bancshares, Inc. included as an exhibit to the Registration Statement on Form S-4 (No. 333-139083) filed with the Securities and Exchange Commission on December 1, 2006, as amended by the Pre-Effective Amendment No. 1 to such Registration Statement on Form S-4 filed with the Securities and Exchange Commission on the date hereof, and the related Prospectus of Park National Corporation/Proxy Statement of Vision Bancshares, Inc. relating to the proposed merger of Vision Bancshares, Inc. with and into Park National Corporation, and to the references to our firm and such opinion therein. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Atlanta, Georgia	Burke Capital Group, L.L.C.
January 5, 2007	/s/ Burke Capital Group, L.L.C.